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                                                                    EXHIBIT 4.13

                            SECURED PROMISSORY NOTE

$88,644.58                                                    New York, New York
                                                                   June 28, 2000


        SECTION 1. GENERAL.

               For value received, the Leslie H. Cross & Deborah L. Cross Family Trust (the "Cross Trust") and Leslie H. Cross ("Cross"; and together with the Cross Trust, collectively, the "Payors") hereby promise to pay in cash to the order of DonJoy, L.L.C., a Delaware limited liability company, or its successors and assigns (the "Payee"), the principal amount of EIGHTY EIGHT THOUSAND SIX HUNDRED FORTY FOUR DOLLARS AND FIFTY EIGHT CENTS ($88,644.58) or such greater or lesser principal amount which may be outstanding hereunder (including as a result of the exercise of the PIK Option), on June 28, 2007 (including any date upon which either Payor actually repays the obligations hereunder, the "Maturity Date"). All payments hereunder shall be made in such coin or currency of the United States of America as at the time of payment shall be legal tender therein for the payment of public and private debts. The Payors shall pay interest on June 28 of each calendar year (the "Interest Payment Date"), commencing June 28, 2001, and on the Maturity Date, payable in cash (unless the Payors elect to exercise the PIK Option in the manner set forth below), on the unpaid balance of the principal amount of this Note at the rate of 6.62% from the date hereof through and including the Maturity Date. Interest hereunder shall accrue on a daily basis, computed on the basis of a 360-day year and the actual number of days elapsed. Notwithstanding the foregoing, the Payors shall have the option on any Interest Payment Date to pay the interest due on such date (the "Scheduled Interest Payment") by electing (the "PIK Option") to increase the principal amount due under this Note by the amount of such Scheduled Interest Payment, whereupon, immediately thereafter, the principal amount of this Note shall be increased by the amount of such Scheduled Interest Payment and interest thereafter shall accrue on the principal amount of this Note as so increased. The principal of, and interest on, this Note shall be payable by wire transfer of immediately available funds to the account of the Payee or by check payable to the Payee.

        SECTION 2. PREPAYMENT. The Payors may prepay the principal amount due under this Note in whole or in part at any time without premium or penalty, provided that such prepayment is accompanied by the payment of interest accrued through the date of such prepayment.

        SECTION 3. EVENTS OF DEFAULT.

               (a) Definitions. In each case of the happening of the following events (each of which is an "Event of Default"):

                      (i) if a default occurs in the payment of any premium, installment of, principal of, interest on, or other obligation with respect to, this Note, whether at the due date thereof or upon acceleration thereof, and such default shall continue for more than ten
        (10) days after notice thereof from the Payee;



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                      (ii) if either Payor shall (1) apply for or consent to the appointment of a receiver, trustee, custodian or liquidator of its or his property, (2) admit in writing its or his inability to pay its or his debts as they mature, (3) make a general assignment for the benefit of creditors, or (4) file a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors, or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation laws or statutes, or an answer admitting the material allegations of a petition filed against it or him in any proceeding under any such law; or

                      (iii) there shall be filed against either Payor an involuntary petition seeking the appointment of a receiver, trustee, custodian or liquidator of such Payor or a substantial part of such Payor's assets, or an involuntary petition under any bankruptcy, reorganization or insolvency law of any jurisdiction, whether now or hereafter in effect (any of the foregoing petitions being hereinafter referred to as an "Involuntary Petition") and such Involuntary Petition shall not have been dismissed within sixty (60) days after it was filed;

then, upon each and every such Event of Default and at any time thereafter during the continuance of such Event of Default, at the election of the Payee, this Note shall immediately become due and payable, both as to principal and interest (including any deferred interest and any accrued and unpaid interest), without presentment, demand, or protest, all of which are hereby expressly waived, anything contained herein or other evidence of such indebtedness to the contrary notwithstanding (except in the case of an Event of Default under paragraphs (ii) or (iii) of this Section 3(a), in which event such indebtedness shall automatically become due and payable).

               (b) Remedies on Default, Etc. In case any one or more Events of Default shall occur and be continuing and acceleration of this Note shall have occurred, the Payee may, inter alia, proceed to protect and enforce its rights by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained in this Note, or for an injunction against a violation of any of the terms hereof or thereof or in and of the exercise of any power granted hereby or thereby or by law. No right conferred upon the Payee hereby shall be exclusive of any other right referred to herein or now or hereafter available at law, in equity, by statute or otherwise.

        SECTION 4. ACCELERATION. In each case of the happening of the following events (each of which is an "Acceleration Event"):

                      (i) the termination of Cross' employment with the Payee or any of its Affiliates either as a result of Cross' Resignation (as such term is defined in the Employment Agreement dated as of June 30, 1999 (the "Employment Agreement") between Cross and DJ Orthopedics, LLC) or Termination for Cause (as such term is defined in the Employment Agreement); or

                      (ii) the occurrence of any event, or series of events pursuant to which Chase DJ Partners, LLC and/or its affiliates shall cease to beneficially own and/or control (i) at least 20% of the issued and outstanding equity interests of the Payee or (ii) all or



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        substantially all of the assets of the Payee or any of its subsidiaries;

then, upon each such Event of Acceleration and at any time thereafter, at the election of the Payee, this Note shall immediately become due and payable, both as to principal and interest (including any deferred interest and any accrued and unpaid interest), without presentment, demand or protest, all of which are hereby expressly waived, anything contained herein or other evidence of such indebtedness to the contrary notwithstanding.

        SECTION 5. DEFENSES. The obligations of the Payors under this Note shall not be subject to reduction, limitation, impairment, termination, defense, set-off, counterclaim or recoupment for any reason.

        SECTION 6. REPLACEMENT OF NOTES. Upon receipt by the Payors of evidence satisfactory to the Payors of the loss, theft, destruction, or mutilation of this Note, and (in case of loss, theft or destruction) of an indemnity reasonably satisfactory to the Payors, and upon surrender and cancellation of this Note, if mutilated, the Payors will deliver a new Note of like tenor in lieu of this Note. Any Note delivered in accordance with the provisions of this
Section 6 shall be dated as of the date of this Note.

        SECTION 7. EXTENSION OF MATURITY. Should the principal of or interest on this Note become due and payable on other than a business day, the maturity date thereof shall be extended to the next succeeding business day, and, in the case of principal, interest shall be payable thereon at the rate per annum herein specified during such extension. For the purposes of this Note, a business day shall be any day that is not a Saturday, Sunday, or legal holiday in the State of New York.

        SECTION 8. ATTORNEYS' AND COLLECTION FEES. Should the indebtedness evidenced by this Note or any part hereof be collected at law or in equity or in bankruptcy, receivership or other court proceedings, or this Note be placed in the hands of attorneys for collection, the Payors agree to pay, in addition to principal and interest due and payable hereon, all costs of collection, including reasonable attorneys' fees and expenses, incurred by the Payee in collecting or enforcing this Note.

        SECTION 9. WAIVERS. Each of the Payors hereby waives presentment, demand for payment, notice of dishonor, notice of protest and all other notices or demands in connection with the delivery, acceptance, performance or default of this Note.

               No delay by the Payee in exercising any power or right hereunder shall operate as a waiver of any power or right, nor shall any single or partial exercise of any power or right preclude other or further exercise thereof, or the exercise of any other power or right hereunder or otherwise; and no waiver whatsoever or modification of the terms hereof shall be valid unless set forth in writing by the Payee and then only to the extent set forth therein.

        SECTION 10. RECOURSE. The obligations of the Payors under this Note are secured as set forth in the Amended and Restated Pledge Agreement, dated as of the date hereof, among the Payee and the Payors, a copy of which is attached hereto and incorporated herein as Exhibit A (the "Pledge Agreement"). The Payee's recourse on a default under this Note will be to first fully



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exercise its remedies under the Pledge Agreement with respect to the Pledged
Securities (as such term is defined therein), before the Payors will be liable for any deficiency remaining after such a foreclosure and application of the proceeds.

        SECTION 11. AMENDMENTS AND WAIVERS. No provision of this Note may be amended or waived without the express written consent of the Payors and the Payee.

        SECTION 12. GOVERNING LAW. This Note is made and delivered in, and shall be governed by and construed in accordance with the laws of, the State of New York (without giving effect to principles of conflicts of laws).

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               IN WITNESS WHEREOF, the Payors have duly executed and delivered this Note as of the date first written above.


                                            LESLIE H. CROSS & DEBORAH L. CROSS
                                            FAMILY TRUST



                                            By: /s/ LESLIE H. CROSS
                                               ---------------------------------
                                               Name: LESLIE H. CROSS
                                               Title: CO-TRUSTEE

                                                /s/ LESLIE H. CROSS
                                               ---------------------------------
                                                    Leslie H. Cross